Exhibit 3.2.19
ADMITTED PARTNERS OF
BRANDYWINE OPERATING PARTNERSHIP, L.P.
AS OF DECEMBER 31, 2024

Brandywine Holdings I, Inc.
Brandywine Realty Trust
R. Randle Scarborough
Steven L. Shapiro
Gloria Kantor
Hirschman Family Trust
Helen Geffner
Trust UTW of Theodore Geffner
Kenneth L. Hatfield
Michael G. Tombari
James J. Gorman
Christopher J. Knauer
The Revocable Trust Declaration of Thomas K. Terrill and Susan Jean Terrill
The Redford Family Survivor’s Trust
The Peter M. Reynolds and Christina A. Reynolds Family Trust
C. Thomas Martz
Karie Brown TrustTara Lynne Brown Trust Kristen Stinnett-Brown Trust The Reynolds Family Partners

GENERAL PARTNER

Brandywine Realty Trust